Exhibit 10.13

FIRST AMENDMENT

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

BR OAK CREST VILLAS, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

THIS FIRST AMENDMENT to the Limited Liability Company Agreement (the “Amendment”) of BR OAK CREST VILLAS, LLC, a Delaware limited liability company (the “Company”) is made and entered into to be effective as of the 2nd day of April, 2014, by BRG OAK CREST, LLC, a Delaware limited liability company (“BRG”); DR. REZA KAMFAR and FOROUGH KAMFAR, as joint tenants with rights of survivorship, and STEPHANIE KAMFAR, as Members (each a “Member” and together, the “Members”); and BRG, as Manager (the “Manager”).

RECITALS

WHEREAS, BR Oak Crest Villas, LLC was duly formed on December 12, 2011 pursuant to the Act.

WHEREAS, the initial member of the Company, Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company (“SOIF II”), entered into that certain Limited Liability Company Agreement for the Company dated effective as of December 12, 2011 (the “LLC Agreement”).

WHEREAS, by virtue of certain assignment of membership interests agreements, each dated effective as of February 1, 2012, (i) SOIF II transferred and assigned a 3.284% membership interest in the Company to Dr. Reza Kamfar and Forough Kamfar, as joint tenants with rights of survivorship (and Dr. Reza Kamfar and Forough Kamfar were admitted as members of the Company); and (ii) SOIF II transferred and assigned a 3.284% membership interest in the Company to Stephanie Kamfar (and Stephanie Kamfar was admitted as a member of the Company). Following the completion of such assignments, Dr. Reza Kamfar and Forough Kamfar, as joint tenants with rights of survivorship, held a 3.284% membership interest in the Company, SOIF II held a 93.432% membership interest in the Company, and Stephanie Kamfar held a 3.284% membership interest in the Company.

WHEREAS, by virtue of that certain Assignment of Membership Interests dated effective as of April 2, 2014, SOIF II has transferred and assigned its entire 93.432% membership interest in the Company to BRG, and BRG has been admitted to the Company as a member.

WHEREAS, the Members desire to amend the LLC Agreement as of the date set forth above. Capitalized terms used herein without definition shall have the meanings given in the LLC Agreement.

AGREEMENT

NOW, THEREFORE, the LLC Agreement is hereby modified and amended as follows:

1.             All references in the LLC Agreement to the “Member” shall be amended and modified to mean the Members identified in this Amendment and any person admitted to the Company pursuant to the LLC Agreement, and each Member identified herein shall be a “Member” for purposes of the LLC Agreement as the context requires.

2.             Section 1.6 of the LLC Agreement (Executive Office) is deleted and replaced with the following:

“The principal executive offices of the Company shall be located at c/o BRG Manager, LLC, 712 Fifth Avenue, 9th Floor, New York, New York 10019, or in each case, at such other place or places as may be determined by the Manager from time to time.”

3.             Section 2.1 of the LLC Agreement (Admission of the Member) is deleted and replaced with the following:

“The name and present mailing address of each Member is as set forth on Exhibit A attached hereto.”

4.             Section 2.2 of the LLC Agreement (Addition of Additional Members) is modified and amended by substituting “the Manager” for the phrase “the sole Member.”

5.             The first sentence of Section 2.4 of the LLC Agreement (Capital Contributions) is deleted and replaced by the following:

“The Members have previously made the capital contributions to the Company set forth on Exhibit A attached hereto.”

6.             Section 2.7 of the LLC Agreement (Loans) is deleted and replaced by the following:

“The Members may make or cause a loan to be made to the Company in such amount and on such terms as may be determined by the Manager.”

7.            The second sentence of Section 4.1 of the LLC Agreement (Managers) is deleted and replaced by the following:

“BRG Oak Crest, LLC (“BRG”) is hereby designated as the sole manager of the Company, and the terms “Manager” and “Managers” as used herein shall hereafter mean BRG or any person that succeeds BRG as manager of the Company. Notwithstanding anything to the contrary contained in this Section 4.1, BRG shall have the sole right to remove the Manager, with or without cause, in its sole discretion.”

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8.            Section 7.1 of the LLC Agreement (Tax Elections) is deleted and replaced by the following:

“BRG is hereby designated as the “tax matters partner” (the “Tax Matters Member”) of the Company and its subsidiaries, as defined in Section 6231(a)(7) of the Internal Revenue Code (“Code”), and shall prepare or cause to be prepared all income and other tax returns of the Company and its subsidiaries pursuant to the terms and conditions hereof. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company and its subsidiaries under the Code or state tax law shall be timely determined and made by BRG. The Members intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Members will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes. In addition, upon the request of any Member, the Company and each subsidiary shall make an election pursuant to Code Section 754 to adjust the basis of the Company’s property in the manner provided in Code Sections 734(b) and 743(b). The Company hereby indemnifies and holds harmless BRG from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner” of the Company and its subsidiaries, provided that any such action or failure to act does not constitute gross negligence or willful misconduct. The Manager shall cause to be prepared all income and other tax returns of the Company and its subsidiaries required by applicable law. No later than the due date or extended due date thereof, the Manager shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and its subsidiaries with respect to such fiscal year, together with such information with respect to the Company and its subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.”

9.           Section 7.3 of the LLC Agreement (Method of Accounting) is modified and amended by substituting “The Manager” for “The Member.”

10.         Exhibit A to this Amendment is hereby added to the LLC Agreement by this reference.

11.         Section 8.1 of the LLC Agreement (Applicable Act) is modified and amended by adding the following thereto:

“Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agrees that all matters involving this Agreement shall be heard and determined in such courts. Each of the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the Members designates CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days’ prior notice to all of the other parties.”

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12.         The following shall be added as new Section 8.5 of the LLC Agreement:

8.5         Operation in Accordance with REOC Requirements

(a)         The Members acknowledge that BRG or one or more of its affiliates (each, a “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its subsidiaries shall be operated in a manner that will enable BRG and such BR Affiliate to so qualify. Notwithstanding anything herein to the contrary, the Company and its subsidiaries shall not take, or refrain from taking, any action that would result in BRG or a BR Affiliate from failing to qualify as a REOC. The Members (a) shall not fund any capital contribution “with the 'plan assets' of any 'employee benefit plan' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any 'plan' as defined by Section 4975 of the Internal Revenue Code of 1986, as amended", and (b) shall comply with any requirements specified by BRG in order to ensure compliance with this Section 8.5.

(b)         Notwithstanding anything in this Agreement to the contrary, unless specifically agreed to by the Manager in writing, neither the Company nor its subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514 (“UBTI”). No Manager or Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI, unless caused by its own willful misconduct or gross negligence and not related to that certain multi-family apartment complex known as the “Villas at Oak Crest Apartments” located at 7255 Lee Highway, Chattanooga, Tennessee 37421 (the “Property”).

(c)         The Company (and any direct or indirect subsidiary of the Company) may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction (as defined below). Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, neither the Company, any direct or indirect subsidiary of the Company, nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

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(i)        Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

(ii)        Leasing, as a lessor, personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

(iii)       Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned subsidiaries of the Company, unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (II) the debt is fully secured by mortgages on real property or on interests in real property. Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a subsidiary which is treated as a “taxable REIT subsidiary” of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

(iv)        Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

(v)        Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property’s tenants);

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(vi)        Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

(vii)       Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account;

(viii)      Selling or disposing of any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; or

(ix)        Failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year.

Notwithstanding the foregoing provisions of this Section 8.5(c), the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 8.5 (c). For purposes of this Section 8.5 (c), “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in this Section 8.5(c).

(d)          For purposes hereof, the “Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its subsidiaries transacts business or any other jurisdiction, if applicable. In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and affiliates, acting on its behalf or on the behalf of the Company or any of its subsidiaries or affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature.

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The term “routine governmental action” does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party. Each Member agrees to notify immediately the other Members of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

13.          The following shall be added as new Section 8.6 of the LLC Agreement:

8.6           Transfers.

(a)           Except as otherwise provided in this Section 8.6 or as approved by the Manager, no Member shall transfer all or any part of its membership interest, whether legal or beneficial, in the Company, and any attempt to so transfer such membership interest (and such transfer) shall be null and void and of no effect. Notwithstanding the foregoing, BRG shall have the right, without the consent of the other Members, at any time to pledge to a lender or creditor, directly or indirectly, all or any part of its membership interest in the Company for such purposes as it deems necessary in the ordinary cause of its business and operations.

(b)           Subject to the provisions hereof, and subject in each case to the prior written approval of each Member (such approval not to be unreasonably withheld), any Member may transfer all or any portion of its membership interest in the Company at any time to an affiliate of such Member, provided that such affiliate shall remain an affiliate of such Member at all times that such affiliate holds such membership interest. If such affiliate shall thereafter cease being an affiliate of such Member while such affiliate holds such membership interest, such cessation shall be a non-permitted transfer and shall be deemed void ab initio, whereupon the Member having made the transfer shall, at its own and sole expense, cause such putative transferee to disgorge all economic benefits and otherwise indemnify the Company and the other Members against loss or damage resulting therefrom.

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(c)           Notwithstanding anything to the contrary contained in this Agreement, the following transfers shall not require the approval set forth in this Section 8.6:

(i)          Any Transfer by BRG or a BRG Transferee of up to one hundred percent (100%) of its membership interest in the Company to any affiliate of BRG, including but not limited to (A) Bluerock Residential Growth REIT, Inc. (“BR REIT”) or any person or entity that is directly or indirectly owned by BR REIT and/or (B) Bluerock Residential Holdings, L.P. (“BR REIT LP”) or any person or entity that is directly or indirectly owned by BR REIT LP (collectively, a “BRG Transferee”). Upon the execution by any such BRG Transferee of such documents necessary to admit such party into the Company and to cause the BRG Transferee to become bound by this Agreement, the BRG Transferee shall become a Member, without any further action or authorization by any other Member.”

14.          The following shall be added as new Section 8.7 of the LLC Agreement:

(a)           Company Interest. If, at any time following the first anniversary of the date of this Agreement, (i) BRG desires to offer the Company Interest for sale on specified terms, or (ii) receives from an unaffiliated purchaser a bona fide written cash offer (i.e., not seller financed) for the purchase of such Company Interest on terms that BRG desires for the Company to accept (such specified terms or bona fide offer being herein called the “Offer”), then BRG (the “Initiating Member”) shall provide written notice of the terms of such Offer (the “Sale Notice”) to the other Members (collectively, the “Non-Initiating Members”). For purposes hereof, the term “Company Interest” shall mean all of the Company’s interest in Villas Partners, LLC, including its limited liability company interest and any managerial interest therein.

(b)           Response. The Non-Initiating Members shall have thirty (30) days from the date of the Sale Notice (the “Response Period”) to provide written notice to the Initiating Member of whether the Company should make or accept the Offer; the failure to timely deliver such notice shall be deemed to constitute an election to accept the Offer and sell such Company Interest on the terms of the Offer.

(c)           Offer Unacceptable. If the Non-Initiating Members do not wish for the Company to make or accept the Offer, the Initiating Member shall be entitled to purchase the membership interests of the Non-Initiating Members, in which case the Non-Initiating Members must sell their respective membership interests for an amount equal to the aggregate amount that would be distributable to such Non-Initiating Members if the Company had accepted the Offer, closed the sale pursuant to such Offer and wound up its affairs pursuant to this Agreement. The Initiating Member must exercise this option, if at all, by delivering written notice thereof to the Non-Initiating Members within twenty (20) days after the end of the Response Period. The Initiating Member shall pay the Non-Initiating Members cash for their respective membership interests. Closing shall take place on or before the date specified in the Sale Notice. If the Initiating Member defaults at closing, the non-defaulting party shall have the right to bring suit for damages or for specific performance, or to exercise any other remedy available at law or in equity. Upon payment at closing, the Non-Initiating Members shall execute and deliver all documents reasonably required to transfer the Interests being sold.

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(d)           Offer Acceptable. If the Non-Initiating Members consent (or are deemed to have consented) to the Company selling the Company Interest on the terms of the Offer, then the Initiating Member shall be allowed to sell the Company Interest for cash on the terms of the Offer for a period of up to one hundred eighty (180) days following the expiration of the Response Period. If the Initiating Member obtains a bona fide third party contract to sell the Company Interest on the terms of the Offer within such one hundred eighty (180) day period, the Initiating Member shall have an additional period of ninety (90) days after the date of such contract (that is, not to exceed 270 days after the expiration of the Response Period) in which to consummate such sale. If after having received the consent (or deemed consent) of the Non-Initiating Members to the sale of such Company Interest on the terms of the Offer, the Initiating Member is unable to obtain a bona fide contract within such one hundred eighty (180) day period, or if after having obtained such bona fide contract, the Initiating Member is unable to consummate such sale within 270 days after the expiration of the Response Period, then the Initiating Member must again submit an Offer to the Non-Initiating Members under the terms of this Section 8.7 before it may sell such Company Interest.”

The LLC Agreement, as amended, remains in full force and effect, unmodified except as specifically set forth herein. In the event of any conflict between the provisions of this Amendment and the provisions of the LLC Agreement, the provisions of this Amendment shall govern and control. This Amendment shall be governed by the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Members have executed this Amendment to be effective as of the date set forth above.

MEMBERS:

BRG OAK CREST, LLC,
a Delaware limited liability company

By:	Bluerock Residential Holdings, L.P.,
a Delaware limited partnership,
its Sole Member

	By:	Bluerock Residential Growth REIT, Inc.,
a Maryland corporation,
its General Partner

		By:	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Accounting Officer

/s/ Dr. Reza Kamfar
Dr. Reza Kamfar

/s/ Forough Kamfar
Forough Kamfar

/s/ Stephanie Kamfar
Stephanie Kamfar

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EXHIBIT A

Capital Contributions and Percentage Interests

Member Name & Address	Capital Contribution			Percentage Interest

BRG Oak Crest, LLC c/o Bluerock Real Estate 712 Fifth Avenue, 9th Floor, New York, New York 10019	$	[2,902,073.00	]	93.432%

Dr. Reza Kamfar and Forough Kamfar	$	[100,000.00	]	3.284%

Stephanie Kamfar	$	[100,000.00	]	3.284%

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